Archana Vemulapalli appointed to Paycom’s Board of Directors

OKLAHOMA CITY (July 18, 2024) — Paycom Software, Inc. (NYSE: PAYC) (“Paycom”), a leading provider of comprehensive, cloud-based human capital management software, today announced the appointment of Archana Vemulapalli to Paycom’s board of directors, effective July 30, 2024.

Vemulapalli has more than 23 years of technology leadership experience. She currently serves as corporate vice president of Global Commercial Sales and leads Global System Integrator/System Integrator alliances at Advanced Micro Devices (“AMD”). Prior to joining AMD, she held management roles at Amazon Web Services (“AWS”), where she served as head of Product and Global Strategy for data and AI and as general manager and head of Solutions Architecture for North America.

Prior to AWS, Vemulapalli was the general manager and global chief technology officer for IBM’s Infrastructure Services business with direct oversight of its global portfolio strategy, software product development and offerings portfolio. In her role, she transformed product strategy, investments and management to drive infrastructure services growth globally. Prior to IBM, she served as chief technology officer for the Washington, D.C., government, where she held a key cabinet position overseeing the central technology agency that managed enterprise applications, infrastructure and delivery services.

“Archana brings a unique skill set that will help us further leverage up-market opportunities, while allowing us to continue driving solution automation and ROI achievement for our clients,” said Paycom founder, CEO, President and Chairman of the Board Chad Richison.

Vemulapalli has a master’s degree in leadership from Georgetown University and a master’s degree in telecommunications from the University of Pennsylvania. She earned her undergraduate degree in engineering from the University of Madras.

“I am excited to be part of a high-growth company that is leading the industry with its innovative tech, and I’m eager to continue Paycom’s push to give its clients even more tools that bring automation and value to their bottom line,” said Vemulapalli.

About Paycom

For 25 years, Paycom Software, Inc. (NYSE: PAYC) has simplified businesses and the lives of their employees through easy-to-use HR and payroll technology to empower transparency through direct access to their data. And thanks to its industry-first solution, Beti®, employees now do their own payroll and are guided to find and fix costly errors before payroll submission. From onboarding and benefits enrollment to talent management and more, Paycom’s software streamlines processes, drives efficiencies and gives employees power over their own HR information, all in a single app. Recognized nationally for its technology and workplace culture, Paycom can now serve businesses of all sizes in the U.S. and internationally.

Investor Relations:

James Samford

investors@paycom.com

Paycom Software, Inc.